UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2005

CENTERPOINT PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12630	36-3910279
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1808 Swift Road, Oak Brook, Illinois  60523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (630) 586-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

CenterPoint Properties Trust (“the Company”) entered into a series of contracts on April 6, 2005 to sell for $392.7 million a portfolio of industrial assets to a new venture between the Company and the JF US Industrial Trust (“JF”), a property trust to be listed on the Australian Stock Exchange and managed by James Fielding Funds Management Limited, which is part of the Mirvac Group.  CenterPoint will have a 5% interest in the venture and will manage the portfolio for fees.  The portfolio consists of 41 industrial buildings totaling approximately 10.1 million square feet located in various markets throughout metropolitan Chicago.

The sale is scheduled to close in phases over four quarters, in approximately equal amounts each quarter.  The parties have entered into definitive sale agreements governing the portfolio sale (each a “Sale Agreement” and collectively the “Sale Agreements”), a limited liability company agreement governing the venture (the “LLC Agreement”) and a right of first offer agreement relating to the transactions (the “ROFO Agreement”).  The terms and conditions of these agreements are described below.

(a)                               Sale Agreements.

On April 6, 2005, the Company and the new venture, CenterPoint James Fielding, LLC (the “Venture”), entered into eight separate Sale Agreements, each containing substantially the same terms and conditions but each governing a separate portion of the portfolio being sold.  Two Sale Agreements were executed for each of the four phases of the transaction, one governing the sale of properties being exchanged under Section 1031 of the Internal Revenue Code of 1986, as amended (“Section 1031 Properties”) for such phase and the other governing non-Section 1031 Properties.  The Sale Agreements contemplate closings for the sales on the following dates, unless such dates are extended in accordance with the provisions of the agreements:  May 20, 2005 for the first phase, July 29, 2005 for the second phase, October 28, 2005 for the third phase and February 1, 2006 for the fourth phase.

Under the Sale Agreements, the Company agrees to sell to the Venture certain designated land, improvements and leases, all easements and appurtenances used in connection with such property and all related personal property and intangible property.  The purchase price under each Sale Agreement ranges from $22.3 million to $72.4 million, and the aggregate purchase price for the entire portfolio taking into account the transactions contemplated by all eight Sale Agreements is $392.7 million.  In connection with the execution of each Sale Agreement, both the Company and the Venture have delivered deposits into escrow in order to secure the performance and observance by the parties of their closing obligations under the Sale Agreements.  The deposits under the Sale Agreements for the first phase of the transaction consist of a $10 million cash deposit by JF and a $10 million irrevocable letter of credit delivered by the Company.  The deposits under the Sale Agreements for the remaining three phases of the transaction consist of a $15 million irrevocable letter of credit to be delivered by JF on the date of the first closing to occur under any of the Sale Agreements and a $3 million irrevocable letter of credit to be delivered by the Company on the same date.  Under each Sale Agreement, in the event the closing under such agreement does not occur as a result of a default by one party, the other party has the right to draw down as liquidated damages the letter of credit deposited by the defaulting party.

Under each Sale Agreement, the Company agrees to continue to operate, manage and maintain the improvements through the applicable closing date in the ordinary course of its business and each agreement prevents the Company from terminating or amending existing leases or entering into new leases relating to the affected properties without the prior written approval of the Venture.  In addition, each Sale Agreement provides for prorations of taxes, utilities, operating expenses and an allocation of closing costs and expenses.

Each Sale Agreement contains representations and warranties by each party and closing conditions for each party.  The agreements require the Company to complete all remediation measures necessary to obtain, with respect to certain designated properties, assurances from state authorities.

Each Sale Agreement requires the parties to enter into a master lease agreement and a management agreement with respect to the properties covered by such Sale Agreement.  Under the master lease agreement, the Company agrees to lease from the Venture property vacant at the time of the applicable closing and property vacant from rollover vacancies that occur during the first year after the applicable closing for a period of one year after the applicable closing date or rollover date, as the case may be, at the base rent set forth in the lease agreement.  Under the management agreement, the Company agrees to perform certain asset and property management services for the properties in exchange for the fees set forth in the management agreement.

(b)                               Limited Liability Company Agreement

On April 6, 2005, the Company and JF entered into the LLC Agreement to govern the Venture.  The Company holds a 5% membership interest and JF holds the other 95% interest.  The LLC Agreement provides that the Venture will continue until the third year anniversary of the date on which the Venture last acquires a property under the Sale Agreements, unless the Company and JF negotiate an extension to the LLC Agreement during the six month period prior to that date.  The LLC Agreement may be terminated upon approval of the Venture’s Board of Managers or upon the entry of a judicial dissolution of the Venture under applicable law.

The LLC Agreement provides that the purpose of the Venture is to acquire, own, operate, lease, finance and sell properties acquired by the Venture pursuant to the other agreements described in this report.  The Venture will manage its affairs in a manner such that its assets and income will satisfy the asset and income tests for REIT qualification.  The Venture will be managed under the direction of a Board of Managers consisting of three persons designated by the Company and three persons designated by JF.  Under the LLC Agreement, the Company and JF will not have any personal liability for debts or obligations of the Venture, in their capacities as members of the Venture, to each other, the Venture, the Venture’s creditors or to other third parties.

The LLC Agreement contains representations and warranties, indemnification provisions and other terms and conditions relating to the parties’ capital accounts, distributions, allocations of profits and losses and transfers of membership interests.  Under the LLC Agreement, the deposits made by the parties under the Sale Agreements for the second, third and fourth phases of the sales described above will serve as security for certain member defaults under the LLC Agreement.

(c)                                Right of First Offer Agreement

Pursuant to the ROFO Agreement, in the event the Company or its affiliates decide to sell existing or future properties in the Chicago consolidated metropolitan statistical area, as detailed in the agreement (the “JF US Territory”), the Company must offer such properties to the Venture pursuant to an offer letter and give the Venture an opportunity to bid on the properties.  The Company may reject the purchase price proposed by the Venture.  If the Company accepts the Venture’s bid on a property, the parties have a period of 30 days to enter into an unconditional sale agreement relating to such property.  With respect to properties for which the Company has rejected the Venture’s proposed purchase price or for which a sale agreement has not been executed, the ROFO Agreement provides the Venture with a right of first refusal to purchase such properties for a period of one year following the Venture’s bid on such properties.

The Venture’s rights of first offer under the ROFO Agreement do not apply to certain dispositions by the Company or its affiliates designated as “permitted sales,” including pledges or other secured lending transactions, termination of liens, transfers of the properties to a successor of the Company, sales to tenants or existing users of a property and sales of properties which are 75% or more vacant.  In addition, the ROFO Agreement lists certain properties that are not subject to its terms, including properties that are offered to the Venture by the Company and for which the Venture does not send a response notice within the applicable period of time.

The ROFO agreement is effective from the date the Venture has acquired all of the properties to be acquired pursuant to all of the Sale Agreements (other than “Substitute Properties,” as such term is defined in the Sale Agreements) until the earlier of (i) the day preceding the third anniversary of the actual date of the last closing of such properties under the Sale Agreements, (ii) the day preceding the first anniversary of the actual date of the last closing of such properties under the Sale Agreements, if during the prior twelve-month period the Venture has not acquired at least $200 million of properties (unless the Company has not proposed sales of properties that it owns in the JF US Territory of at least $200 million during such 12-month period), (iii) the day preceding the second anniversary of the actual date of the last closing of such properties to take place under the Sale Agreements, if during each of the two preceding twelve-month period the Venture has not acquired, on average, at least $250 million of properties during each of the two preceding twelve-month periods (unless the Company has not proposed, on average, sales of properties that it owns in the JF US Territory of at least $250 million during each of the two preceding 12-month periods) or (iv) the date that the Company is no longer the owner of a 5% membership interest in the Venture.

The LLC Agreement and the ROFO Agreement are attached hereto and filed herewith.

Item 9.01  Financial Statements and Exhibits

(c)  Exhibits.

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTERPOINT PROPERTIES TRUST
a Maryland business trust

Dated:	April 12, 2005	By:	/s/ Paul S. Fisher
Paul S. Fisher
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Limited Liability Company Agreement of CenterPoint James Fielding, LLC, dated as of April 6, 2005, by and between CenterPoint Properties Trust and JF US Industrial Property Trust

10.2	Right of First Offer Agreement, dated as of April 6, 2005, by and between CenterPoint Properties Trust and CenterPoint James Fielding, LLC